EXHIBIT 99.1

Hooker Furniture Reports Higher Sales and Earnings for Third Quarter

MARTINSVILLE, Va., Dec. 07, 2016 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $145.3 million and net income of $6.5 million, or $0.56 per diluted share, for its fiscal 2017 third quarter ended October 30, 2016. Net sales increased $80 million and earnings per diluted share increased over 30% from $0.43 in the comparable prior year quarter.

For the fiscal 2017 first nine months, consolidated net sales were $403.3 million, and net income was $14.3 million or $1.23 per diluted share. Net sales increased $216.9 million and earnings per diluted share increased nearly 11% from $1.11 in the comparable prior year first nine months.

Consolidated net income increased $1.8 million, or 39.5%, compared to the prior-year quarter, and increased for the first nine months by $2.3 million, or 18.8%, compared to the same period a year ago.

Included in fiscal 2017 first nine months results is $2.8 million in acquisition-related intangible amortization expense, $334,000 of which came in the third quarter, and $1.1 million of non-recurring acquisition related costs.

This is the third quarter to include consolidated financial results reflecting Hooker’s acquisition of the business of Home Meridian International (“Home Meridian”), which positions Hooker Furniture to be ranked as one of the top casegoods sources for the U.S. furniture retail market. Because the acquisition was completed on February 1, 2016, the first day of the Company’s 2017 fiscal year, Home Meridian’s results are not included in the prior fiscal-year results.

For the quarter and first nine months, consolidated net sales more than doubled compared to a year ago as a result of the Home Meridian acquisition. The increase was partially offset by a 7.8% sales decrease for the year to date period in Hooker Furniture’s legacy business, driven by lower sales in the Hooker Casegoods Segment and lingering effects of a vendor quality issue in the imported upholstery division.

“For the third quarter in a row, we improved top and bottom line performance,” said Paul B. Toms Jr., chairman and chief executive officer. “Sales were up sequentially from the second quarter about $9 million, and we are encouraged by robust incoming orders in the last five to six weeks, driven by orders of new product introductions from the October High Point Market. Post-market orders in our legacy Hooker Casegoods Segment and Hooker Upholstery division have been particularly strong.”

“We’ve leveraged higher quarterly sales to improve profitability, with another quarter-over-quarter increase in earnings per share, and the addition of Home Meridian’s business has helped us increase operating income nearly 50% compared to the same period a year ago.”

At Home Meridian, both sales and orders increased on a sequential basis versus the second quarter, and the order backlog stood at record levels at quarter end. “Orders are strong, and the entire segment participated in these gains,” said George Revington, Home Meridian Segment president.

During the third quarter, consolidated gross profit increased over 70%, or $12.8 million, compared to the prior year quarter, primarily due to the addition of Home Meridian’s sales volume as a result of the acquisition. Also contributing to the increase was higher gross profit in the All Other Segment due to increased net sales at H Contract. These improvements were partially offset by a decline in the Hooker Casegoods Segment and Upholstery Segment profitability due to lower net sales in those segments. However, the Hooker Casegoods Segment gross profit as a percentage of net sales increased primarily due to lower ocean freight costs, while the Upholstery Segment remained steady.

Consolidated operating income increased $3.3 million, or 49.7% to $9.9 million during the quarter. The increase was driven primarily by the addition of Home Meridian’s sales volume as a result of the acquisition, partially offset by decreased Hooker Casegoods Segment operating profit due to lower sales. Amortization expense in the Home Meridian Segment is expected to be approximately $334,000 in the fiscal 2017 fourth quarter.

Segment Reporting: Hooker Casegoods

“Throughout the current fiscal year, Hooker Casegoods shipments have been down by about 12%, which we attribute both to sluggish industry-wide retail business, especially for higher-end products like Hooker Casegoods, and several past market cycles of average new product placements,” said Toms. “However, we believe the recent High Point Market in late October was one of our strongest in years, with very strong placements of our two major new collections, Hill Country and Arabella. Orders on these and other new product introductions have driven a significant increase in demand in the last six weeks.”

“While we are seeing a lift in retail conditions, shipments have not bounced back as quickly as orders due to the higher concentration of new products being ordered, versus in-line products. Fortunately, our strategy to fast-track our speed-to-market and shorten our production and shipping time on new collections is culminating at just the right time. The new Hill Country Collection was shipped to container-direct customers in late November from Asia, and we’ll have inventory available to ship from our U.S. distribution centers in late December. This means Hill Country will have a positive impact in the fourth quarter from initial shipments in December and January, and we should achieve additional turns at retail next year by getting the collection to market 3 to 4 months earlier than was typical for us in the past. In addition, the Arabella Collection will be available for shipments to customers in mid-January from Asia.”

Segment Reporting: Home Meridian

“At Home Meridian, after a weaker second quarter, we have experienced increased demand, and our order backlogs are at an all- time high,” said Revington. “We are currently on track to achieve our sales plan for the second half of the year. The top line momentum is driven by strong order growth in our emerging channels.  We have had an order surge in both our hospitality furniture and our e-commerce businesses. We also continue to grow nicely with a select group of mass merchants. Our business with most of our major accounts is up as well.  Additionally, our recently-launched Eric Church Collection is retailing well for both casegoods and upholstery products. In summary, our emerging channels and mega account strategies are driving the growth in our business, offset slightly by declines from our smaller, traditional furniture retailers.  We are optimistic for a strong end of the year in the Home Meridian Segment.”

Segment Reporting: Upholstery

“Year to date, the Upholstery Segment is down 3.6% in shipments, but orders have been trending up in the segment since the October High Point Market,” said Toms.

“Of all the legacy brands, Hooker Upholstery, which includes imported leather upholstery, bar and counter stools and a new line of domestically-produced upholstered beds, had the most outstanding market, with very strong reception to new introductions. Hooker Upholstery’s backlog is up about 100% over last year. Last quarter, we reported how a good start to the year was disrupted by a quality issue with several months’ production we received from a vendor that had to be returned. This resulted in about a $1 million-dollar negative impact on sales for both the second and third quarter at Hooker Upholstery. However, our vendor is expediting the manufacture of replacement products, and we expect to be back in stock on the affected inventory by mid –to- late December.

“Bradington-Young, our domestically-produced upscale leather upholstery line, performed well in the quarter with a slight sales increase and profitability gains as well. After achieving its first profitable year in fiscal 2016, our custom upholstery line Sam Moore continued its profitable performance with operating income improvements of 6% and 43%, respectively, for the third quarter and the first nine months of this year, despite lower sales attributed primarily to short-term labor shortages.”

Segment Reporting: “All Other”

“Although it’s a small component of our overall results, our “All Other” Segment delivered encouraging results for the quarter,” Toms said. “H Contract, which provides upholstered seating and casegoods to upscale senior living facilities, is profitable and growing nicely, reporting a nearly 40% sales increase in the first nine months versus the prior year period. H Contract doubled operating income year-over-year, and is achieving an approximate 10% operating profit margin.”

Balance Sheet

“We continue to build cash, and our balance sheet is stable, which is particularly positive considering the large acquisition at the beginning of the year,” said Toms. “Late last month, we announced that we are increasing our quarterly dividend by 20%, from $0.10 per share to $0.12.”

The Company finished the fiscal 2017 third quarter with $43.1 million in cash and cash equivalents and $49.2 million in acquisition-related debt. Additionally, $28.7 million was available on its $30.0 million revolving credit facility, net of $1.3 million reserved for standby letters of credit. Consolidated inventories stood at $74.7 million. “We are in an excellent finished goods inventory position to support expected business in the fourth quarter,” Toms said.

Outlook

“Based on the Home Meridian segment’s record backlog, the very strong interest received at the October High Point Market for the legacy Hooker business, order trends since market and generally improved retail conditions since early November, we are bullish on our prospects for the fourth quarter and into next year,” said Toms. “With the strength of new product introductions across the board, particularly in our legacy Hooker Casegoods Segment and Hooker Upholstery divisions and Home Meridian’s growing sales momentum, we expect to see an increasingly positive impact on sales as we begin fully shipping new product orders in the fourth quarter and into fiscal 2018.”

“With furniture retailers around the country reporting improving sales, economic and market conditions also present a positive environment for growth. Consumer confidence is at healthy levels, wages are rising, employment levels are solid, and stock indexes are pushing all-time highs.  In addition, existing home sales continue to perform well, driven by home prices that have risen to pre-recession levels and low mortgage interest rates by historical standards. Demographics are favorable as well, with millennials starting families and buying homes, baby boomers retiring and empty-nesters downsizing and moving to new homes.”

Conference Call Details

Hooker Furniture will present its fiscal 2017 third quarter results via teleconference and live internet web cast on Wednesday afternoon, December 7, 2016, at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID is 10055622. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Dividends

On November 28, 2016, the Company’s board of directors declared a quarterly cash dividend of $0.12 per share, payable on December 30, 2016 to shareholders of record at December 15, 2016.

Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 93rd year of business.  Its February 2016 acquisition of the business of Home Meridian International positions it to be ranked one of the top three sources for the U.S. Furniture Market.  Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, and Hooker Upholstery, imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Pulaski Furniture, specializing in casegoods covering the complete design spectrum: traditional, contemporary, and transitional in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Right 2 Home, a supplier to internet furniture retailers, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks related to the recent acquisition of substantially all of the assets and certain liabilities of Home Meridian International, Inc., (“HMI”) including integration costs, costs related to acquisition debt, including maintaining HMI’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, financial statement charges related to the application of current accounting guidance in accounting for the acquisition, the recognition of significant additional depreciation and amortization expenses by the combined entity,  the loss of key employees from HMI, the ongoing costs related to the assumption of HMI’s pension liabilities, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the companies which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the acquisition; (3) the risks specifically related to the Home Meridian segment’s operations including significant concentrations of its sales and accounts receivable in only a few customers; (4) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (5) our ability to successfully implement our business plan to increase sales and improve financial performance; (6) the cost and difficulty of marketing and selling our products in foreign markets; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (9) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina corporate  or divisional administrative facilities or our representative offices in China or Vietnam; (10) when or whether our new business initiatives, including, among others, H Contract and Homeware, meet growth and profitability targets;  (11) price competition in the furniture industry;  (12) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (13) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (14) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs;  (15) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (16) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (17) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products;  (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) capital requirements and costs; (20) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (21) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines  in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (22) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (23) higher than expected employee medical  costs;  and (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30,	November 1,	October 30,	November 1,
	2016	2015	2016	2015

Net sales	$145,298	$65,338	$403,292	$186,434

Cost of sales	114,372	47,173	317,289	135,801

Gross profit	30,926	18,165	86,003	50,633

Selling and administrative expenses	20,653	11,525	61,038	32,892
Intangible asset amortization	334	-	2,801	-

Operating income	9,939	6,640	22,164	17,741

Other income, net	218	50	636	263
Interest expense, net	245	17	755	47

Income before income taxes	9,912	6,673	22,045	17,957

Income tax expense	3,453	2,043	7,737	5,917

Net income	$6,459	$4,630	$14,308	$12,040

Earnings per share
Basic	$0.56	$0.43	$1.24	$1.11
Diluted	$0.56	$0.43	$1.23	$1.11

Weighted average shares outstanding:
Basic	11,537	10,787	11,528	10,775
Diluted	11,559	10,809	11,556	10,802

Cash dividends declared per share	$0.10	$0.10	$0.30	$0.30

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30,	November 1,	October 30,	November 1,
	2016	2015	2016	2015

Net Income	$6,459	$4,630	$14,308	$12,040
Other comprehensive income:
Amortization of actuarial (gain) loss	(18)	44	(54)	134
Income tax effect on amortization	7	(16)	19	(50)
Adjustments to net periodic benefit cost	(11)	28	(35)	84

Total comprehensive Income	$6,448	$4,658	$14,273	$12,124

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	October 30,	January 31,
	2016	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$43,106	$53,922
Trade accounts receivable, less allowance for doubtful
accounts of $3,889 and $1,032 on each respective date	74,241	28,176
Inventories	74,722	43,713
Prepaid expenses and other current assets	4,209	2,256
Total current assets	196,278	128,067
Property, plant and equipment, net	26,477	22,768
Cash surrender value of life insurance policies	22,197	21,888
Deferred taxes	7,091	5,350
Intangible assets	26,381	1,382
Goodwill	24,057	-
Other assets	2,252	2,198
Total non-current assets	108,455	53,586
Total assets	$304,733	$181,653

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$5,817	$-
Trade accounts payable	31,549	9,105
Accrued salaries, wages and benefits	6,893	4,834
Income tax accrual	1,499	357
Customer deposits	7,903	797
Other accrued expenses	4,126	1,512
Total current liabilities	57,787	16,605
Long term debt	43,226	-
Deferred compensation	10,655	8,409
Pension plan	3,595	-
Income tax accrual	121	166
Other long-term liabilities	1,498	412
Total long-term liabilities	59,095	8,987
Total liabilities	116,882	25,592

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,563 and 10,818 shares issued and outstanding on each date	39,649	18,667
Retained earnings	148,097	137,255
Accumulated other comprehensive income	105	139
Total shareholders’ equity	187,851	156,061
Total liabilities and shareholders’ equity	$304,733	$181,653

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Thirty-Nine Weeks Ended
	October 30,	November 1,
	2016	2015
Operating Activities:
Net income	$14,308	$12,040
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	6,340	2,082
(Gain)/Loss on disposal of assets	(60)	41
Deferred income tax (benefit) expense	(1,767)	346
Noncash restricted stock and performance awards	927	566
Provision for doubtful accounts	(168)	(132)
Changes in assets and liabilities:
Trade accounts receivable	(105)	1,722
Inventories	6,597	2,954
Gain on life insurance policies	(665)	(675)
Prepaid expenses and other current assets	(306)	(269)
Trade accounts payable	(319)	(2,214)
Accrued salaries, wages, and benefits	(332)	47
Accrued income taxes	1,142	(228)
Accrued commissions	(103)	(34)
Customer deposits	4,485	58
Other accrued expenses	2,512	99
Deferred compensation	(1,265)	439
Other long-term liabilities	44	40
Net cash provided by operating activities	31,265	16,882

Investing Activities:
Acquisition of Home Meridian	(86,062)	-
Purchases of property and equipment	(1,905)	(2,177)
Proceeds received on notes for sale of assets	116	23
Proceeds from life insurance premiums	908	-
Premiums paid on life insurance policies	(682)	(676)
Net cash used in investing activities	(87,625)	(2,830)

Financing Activities:
Proceeds from long-term debt	60,000	-
Payments for long-term debt	(10,825)	-
Debt issuance cost	(165)	-
Cash dividends paid	(3,466)	(3,241)
Net cash provided by (used in) financing activities	45,544	(3,241)

Net (decrease) increase in cash and cash equivalents	(10,816)	10,811
Cash and cash equivalents - beginning of year	53,922	38,663
Cash and cash equivalents - end of quarter	$43,106	$49,474

Supplemental schedule of cash flow information:
Interest paid, net	$509	$35
Income taxes paid, net	8,360	$5,779
Non-cash transactions:
Acquisition cost paid in common stock	$20,267	$-
Increase in property and equipment through accrued purchases	22	18

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President,
Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949